Exhibit 23.4

FEARNLEY CONSULTANTS

Parakou Tankers, Inc.

609 Fifth Avenue

Suite 1102, New York

NY 10017

December 22, 2014

Dear Sir/Madam:

Reference is made to the registration statement on Form S-4 (the “Registration Statement”), of Parakou Tankerss, Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in the Registration Statement. We further advise the Company that our role has been limited to the provision of such statistical and graphical data supplied by us. With respect to such statistical and graphical data, we advise you that:

1.	We have accurately described the information and data of dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

2.	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

FEARNLEY CONSULTANTS AS

By:	/s/ Sverre B Svenning
Name:	Sverre B Svenning
Title:	Director

Fearnleys AS	Office:	Mailing address:	Telephone:	+47 22 93 61 00
Enterprise Number NO 930 721 484 VAT	Grev Wedels pl. 9	P.O. Box 1158 Sentrum	Telefax:	+47 22 93 61 10
An Astrup Fearnley company	N-0151 Oslo	N-0107 Oslo	E-mail:	fconsultants@fearnleys.no
	NORWAY	NORWAY
www.fearnleys.no